                                                                      EXHIBIT 12

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
                              STATEMENT OF RATIOS

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                                         (DOLLARS IN THOUSANDS)
                                                       ----------------------------------------------------------
                                                          1997        1996        1995        1994        1993
                                                       ----------  ----------  ----------  ----------  ----------
Gross premium to surplus ratio:
  Gross written premium..............................  $  346,094  $  340,367  $  338,753  $  283,530  $  205,905
  Policyholders' surplus.............................     331,922     288,863     251,125     206,596     175,637
  Premium to surplus ratio (1).......................       104.3%      117.8%      134.9%      137.2%      117.2%

(Gross premium to surplus ratio = gross written premium divided by policyholders' surplus)

Net premium to surplus ratio:
  Net written premium................................  $  143,068  $  189,022  $  184,028  $  133,143  $  101,015
  Policyholders' surplus.............................     331,922     288,863     251,125     206,596     175,637
  Premium to surplus ratio (1).......................        43.1%       65.4%       73.3%       64.4%       57.5%

(Net premium to surplus ratio = net written premium divided by policyholders' surplus)

Loss ratio:
  Incurred loss and LAE..............................  $  100,158  $  115,521  $  106,346  $   76,494  $   63,260
  Net earned premium.................................     162,626     179,490     160,145     122,393      95,387
  Loss ratio (1).....................................        61.6%       64.4%       66.4%       62.5%       66.3%

(Loss ratio = incurred loss and LAE divided by net earned premium)

Expense ratio:
  Underwriting expense...............................  $   24,627  $   36,379  $   33,239  $   27,137  $   23,981
  Net written premium................................     143,068     189,022     184,028     133,143     101,015
  Expense ratio (1)..................................        17.2%       19.2%       18.1%       20.4%       23.7%

(Expense ratio = underwriting expense divided by net written premium)

  Combined ratio (1).................................        78.8%       83.6%       84.5%       82.9%       90.0%

(Combined ratio = loss ratio plus expense ratio)

------------------------

(1) Calculated for the Company's insurance company subsidiaries on the basis of statutory accounting principles.